News Release	Contact:
For Immediate Release	James J. Hyland, VP Investor Relations (636) 534-2369 Email: investor.relations@tlcvision.com

TLCVision Names James J. Hyland VP Investor Relations

ST. LOUIS, MO, August 9, 2007: TLC Vision Corporation (NASDAQ:TLCV; TSX:TLC), North America’s premier eye care services company, today announced that James J. Hyland, has been appointed Vice President, Investor Relations.

Mr. Hyland will report to Jim Wachtman, President and Chief Executive Officer of TLC Vision Corporation.

Prior to joining TLCVision, Mr. Hyland was VP Investor Relations and Corporate Communications for USF Corp, a $2.4 billion Chicago based transportation holding company. In addition, Mr. Hyland was Senior Vice President Investor Relations for Comdisco, a Rosemont, Illinois based Fortune 500 financial and technology services firm. During his 18 years with the firm, he developed and directed a comprehensive global strategic communications program for the company.

Earlier in his career, Mr. Hyland spent two years with Deloitte Touche as a consultant as well as two years with G.D. Searle Corporation, now part of Pfizer. Mr. Hyland is a graduate of the University of Illinois with a BS in Finance.

Anna Austin, former EVP of Corporate Communications, will remain with the Company in a part-time role working on special projects and other strategic growth initiatives.

“We’re excited to have Jim on board to lead interactions with the investment community.” said Jim Wachtman, President and Chief Executive Officer of TLC Vision. “Jim brings a wealth of experience from his strong financial and corporate communications background to TLCVision and will be a valuable addition to the team.”

“In addition, I want to thank Anna Austin for her most recent efforts in investor relations as well the many roles she has served over a distinguished 10 year career with the Company. I am grateful to have her continued creativity and versatility in this new role ahead.”

About TLCVision
TLCVision is North America’s premier eye care services company, providing eye doctors with the tools and technologies needed to deliver high-quality patient care. Through its centers management, and technology access service models, extensive optometric relationships, aggressive consumer advertising and managed care contracting strength, TLCVision maintains leading positions in Refractive, Cataract and Eye Care markets. More information about TLCVision can be found on the website at www.tlcv.com. Information about vision correction surgery can be found on the TLC Laser Eye Centers website at www.tlcvision.com.